LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTING

The undersigned hereby constitutes and appoints Samantha Sacks Gallagher and Krista Bean Dorrian, signing individually, the undersigned's true and lawful attorney-in-fact to prepare, execute, deliver and file for and on behalf of the undersigned, in the undersigned's capacity as an officer or trustee of First Potomac Realty Trust (the "Company"), forms 3, 4 and 5 (including any amendments to such forms, whether filed prior to or after the date of this Power of Attorney) with respect to the securities of the Company in accordance with Section 16a of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16a of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect of the undersigned's holdings of the transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys in fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the 24th day of October, 2016.

/s/ Kati M. Penney
Kati M. Penney